UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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 MICROSEMI CORPORATION
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On or about December 20, 2017, Microsemi Corporation (the “Company”) furnished or otherwise made available to stockholders its proxy statement (the “Proxy Statement”) describing the matters to be voted upon at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s corporate offices located at One Enterprise, Aliso Viejo, California at 10 a.m. on Tuesday, February 13, 2018. This supplement (this “Supplement”) provides some additional information for stockholders to consider with respect to stockholder engagement.
Stockholder Engagement

We have a policy of continuing direct engagement with stockholders, including proactive outreach to and regular dialogue with our major institutional stockholders. Throughout fiscal year 2017, we engaged with a substantial number of our institutional stockholders through meetings and correspondence. Specific topics included our financial performance, stock price, peer group metrics, executive compensation, and corporate governance.
Our program of stockholder outreach engaged with well over 100 stockholders who together own over 90% of our outstanding common stock. If requested by stockholders, we also offered to arrange meetings with members of our Compensation Committee, and one of our largest stockholders discussed executive compensation matters with the Chair of our Compensation Committee. Stockholder engagement occurred both before and after our last Annual Meeting of Stockholders held in February 2017.
At our Annual Meeting of Stockholders held in February 2017, 45.4% of our stockholders voting on the proposal to approve our executive compensation program (commonly referred to as a "say-on-pay" vote) supported our program. Based on stockholder feedback we received, for the remaining 54.6% of stockholders who did not vote to approve our executive compensation program, the primary item of concern over the Company’s executive compensation for fiscal year 2016 concerned Mr. Peterson's July 2016 equity award (which was discussed in our Proxy Statement for our February 2017 Annual Meeting of Stockholders.) Mr. Peterson’s July 2016 equity award was a discrete and isolated grant that was not repeated in fiscal year 2017.
Stockholder feedback reported by a majority of stockholders included the following:
Stockholder Feedback: The Company stated in its proxy statement filed in December 2017 that no further long-term equity incentive equity awards were contemplated for Mr. Peterson until fiscal year 2019. As the statement did not explicitly preclude long-term equity incentive awards in fiscal years 2017 and 2018, stockholders expressed concern that the Company would grant a new long-term equity incentive award to Mr. Peterson before fiscal year 2019. As such, stockholders discounted this statement in their vote analysis, which then resulted in an “against” vote.
Company Response to Stockholder Feedback: The Company understands stockholder concern with the referenced statement. As disclosed in this Proxy Statement, the Company did not grant Mr. Peterson a long-term equity incentive award in fiscal year 2017. The Company’s annual grant cycle for fiscal year 2018 has concluded as well and Mr. Peterson did not receive a long-term incentive equity award in fiscal year 2018. Further, the Compensation Committee has determined Mr. Peterson will not receive a new long-term equity incentive award during the remainder of fiscal year 2018.
Stockholder Feedback: In order to trigger a vesting event for Mr. Peterson’s July 2016 award, stock price levels should be attained for longer than 20 consecutive trading days.
Company Response to Stockholder Feedback: The grant to Mr. Peterson was a discrete event and vesting criteria was extensively discussed during Compensation Committee meetings. The Compensation Committee determined the grant was subject to challenging vesting criteria and acknowledges stockholder concerns regarding the 20 consecutive trading day threshold. The Company notes the period in which the first installment of the award vested, Microsemi closed above the $50.00 threshold for 98 consecutive trading days, and the Company’s stock price exceeded the $50.00 threshold both at the end of fiscal year 2017 and at the time of the filing of this Supplement.
Stockholder Feedback: Other than Mr. Peterson’s July 2016 equity award, the Company’s fiscal year 2016 executive compensation program design was acceptable.

Company Response to Stockholder Feedback: The Company acknowledges stockholder feedback and did not replicate Mr. Peterson’s July 2016 equity award more broadly and honored its commitment to not grant additional long-term equity incentive awards to Mr. Peterson in fiscal years 2017 and 2018. The Company’s fiscal year 2017 executive compensation program design closely approximated the executive compensation program designs for fiscal years 2015 and 2016. In these two years, the “FOR” vote on the proposal to approve our executive compensation program were 81.6% and 83.3%, respectively.
As discussed in this Compensation Discussion and Analysis and at the time of the filing of this Supplement, only 25% of the equity award granted to Mr. Peterson in July 2016 has vested, and over $1.6 billion of stockholder value was created (relative to the Company’s stock value when the award was granted) in connection with the attainment of the $50.00 stock price level that triggered the vesting of the first installment of the award.
We believe our executive compensation program includes a number of features that further our compensation philosophy and reflect best practices in the market. Stockholder feedback isolated Mr. Peterson’s July 2016 equity award as the main area of concern. As such, the Compensation Committee did not replicate the award more broadly and instead, reverted to an executive compensation program design for fiscal 2017 that had previously resulted in broad stockholder approval.
When the Compensation Committee approved Mr. Peterson’s July 2016 grant, it was intended as a one-time award to directly link compensation to stockholder return and to provide clear incentive and focus on stockholder return following significant acquisition activity. More recent stockholder feedback indicates increased acceptance of the award and acknowledgement that the award has contributed to the Company’s significant share price appreciation to date in fiscal 2018.
The Compensation Committee modified the executive compensation program design for fiscal year 2018. As noted in “Subsequent Compensation Actions”, all of the annual equity awards granted to the Named Executive Officers for fiscal year 2018 (other than for Mr. Peterson who did not receive an award) are in the form of performance stock units (rather than three-fourths of each executive’s award in form of performance stock units and one-fourth of each executive’s award was in the form of time-based restricted stock).
The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.